Exhibit 99.1

AMRI Announces Third Quarter 2009 Results

ALBANY, N.Y.--(BUSINESS WIRE)--November 9, 2009--AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30, 2009.

Financial highlights for the quarter and other significant events include:

  Recurring royalties of $7.9 million, an increase of 39% from the third quarter of 2008
  Quarter over quarter increases in contract revenue from Discovery and Development/Small Scale business segments
  The nomination of a third compound for preclinical development from AMRI’s collaboration with Bristol-Myers Squibb Company which will result in a milestone payment of $0.75 million in the fourth quarter of 2009

Third Quarter 2009 Results

Total revenue for the third quarter of 2009 was $47.7 million, a decrease of 22% compared to total revenue of $61.4 million reported in the third quarter of 2008.

Total contract revenue for the third quarter of 2009 was $39.7 million, a decrease of 27% compared to total contract revenue of $54.1 million reported in 2008. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the third quarter was $11.9 million, a decrease of 27% from $16.4 million in 2008.
  Development/Small Scale Manufacturing contract revenue for the third quarter was $9.7 million, a decrease of 33% from $14.5 million in 2008.
  Large Scale Manufacturing contract revenue for the third quarter was $18.2 million, a decrease of 22% from $23.2 million in 2008.

Recurring royalties in the third quarter of 2009 were $7.9 million, an increase of 39% compared to recurring royalties of $5.7 million reported in 2008. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Total revenue for the third quarter of 2008 also included milestone revenue resulting from the company's 2005 licensing agreement with Bristol-Myers Squibb Company (BMS) of $1.5 million.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the third quarter of 2009 was $0.4 million or $0.01 per basic and diluted share, compared to net income of $7.0 million or $0.22 per basic and diluted share in the third quarter of 2008. Net income in the third quarter of 2009 includes a $0.8 million, or $0.03 per diluted share, adjustment to decrease income tax expense due to the reassessment of previously uncertain tax positions. Excluding this benefit, net loss on an adjusted basis in the third quarter of 2009 was $0.5 million, or $0.02 per diluted share.

Year-to-Date

Total revenue for the nine-month period ended September 30, 2009 was $153.0 million, a decrease of $19.9 million or 12% compared to $172.9 million for the same period in 2008.

Total contract revenue for the first nine months of 2009 of $121.8 million represented a decrease of $24.0 million or 17% over the same period in 2008.

  Contract revenue for Discovery Services in the nine-month period ended September 30, 2009 was $34.9 million, a decrease of 22% from $44.6 million in 2008.
  Contract revenue for Development/Small Scale Manufacturing in the nine-month period ended September 30, 2009 was $28.8 million, a decrease of 33% from $43.0 million in 2008.
  Contract revenue for Large Scale Manufacturing in the nine-month period ended September 30, 2009 was $58.1 million, compared to $58.2 million in the nine-month period ended September 30, 2008.

Milestone revenue resulting from the company's 2005 licensing agreement with BMS for the first nine months of 2009 was $4.0 million, compared to total milestone revenue of $5.5 million in the first nine months of 2008.

Recurring royalties from Allegra® for the first nine months of 2009 were $27.2 million, an increase of 27% compared to royalty revenue of $21.5 million in 2008.

Net income under U.S. GAAP in the first nine months of 2009 was $2.5 million or $0.08 per basic and diluted share, compared to net income of $17.4 million or $0.55 per basic and diluted share in the first nine months of 2008. Net income in the first nine months of 2009 includes a $0.8 million, or $0.03 per diluted share, adjustment to decrease income tax expense due to the reassessment of previously uncertain tax positions.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2009 and 2008 reporting period, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “Consistent with earlier guidance, AMRI’s contract services business continues to experience lower demand relative to 2008 as we work our way through the effects of the recession on our customer base. We are pleased that we were able to deliver quarter over quarter increases in our Discovery and Development/Small Scale business segments. We believe that lowered customer demand is bottoming out and we are predicting a return to growth in 2010. Our Large Scale segment continues to be impacted by project delays and a further order reduction from our largest customer due to their 2009 inventory reduction efforts. A recent NDA filing by one of our Large Scale customers and a return to historical order levels from our largest customer set the stage for stabilization in 2010 for our Large Scale segment. We remain confident in our ability to further grow our drug discovery and development outsourcing services. We look forward to providing more detail on our expectations for next year at the end of the fourth quarter.”

Dr. D'Ambra continued, “Regarding AMRI’s R&D efforts, as recently announced, Bristol-Myers Squibb Company (BMS) advanced a third candidate from our research collaboration into preclinical development. The milestone payment we will receive in the fourth quarter represents the fifth paid to AMRI under this agreement with BMS, totaling $12 million to date. Our other R&D investments continue to make forward progress. We look forward to being able to share more highlights with you in the future.”

Liquidity and Capital Resources

At September 30, 2009, AMRI had cash, cash equivalents and marketable securities of $103.1 million, compared to $87.5 million at December 31, 2008.

Total debt at September 30, 2009 was $13.5 million, down from $13.7 million at December 31, 2008. Cash, cash equivalents, and marketable securities, net of debt, were $89.7 million at September 30, 2009. Total common shares outstanding, net of treasury shares, were 31,644,364 at September 30, 2009.

During the third quarter of 2009, total cash, cash equivalents and marketable securities increased $2.7 million, representing operating cash flow of $4.4 million offset by $1.7 million in capital expenditures. The increase of $15.7 million in cash, cash equivalents and marketable securities in the first nine months of 2009 was due to operating cash flows of $29.2 million, driven primarily by the receipt of a $10 million sub-license fee from sanofi-aventis U.S. LLC and the collection of customer receivables. These increases in cash and equivalents were partially offset by capital expenditures of $13.6 million.

2009 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and earnings per share (“EPS”) guidance for the fourth quarter and revised guidance for the full year 2009. “In the fourth quarter, we currently expect contract revenue to range from $32 million to $36 million, a decrease of up to 35% from the fourth quarter of 2008. For the full year 2009, we expect contract revenue to range from $154 million to $158 million, a decrease of up to 21% versus 2008.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect fourth quarter royalties of approximately $7 to $8 million and full year 2009 royalties of approximately $34 to $35 million. For the fourth quarter we expect a loss per share of between $0.06 and $0.10. For the full year we expect adjusted loss per share to range from $0.01 to $0.05, which includes the impact of the $1.9 million, or $0.04 per basic and diluted share, of non-cash inventory write-downs primarily related to a legacy generic API recorded in the second quarter of 2009. The revised full year guidance includes a lower tax benefit due to the mix of domestic and international pre-tax income/loss as well as a catch-up for 2008 income taxes. Forecasted operating results for the full year 2009 have not significantly changed from our previous guidance.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The advancement of a third compound into preclinical development by Bristol-Myers Squibb Company (BMS) as a result of the research collaboration between AMRI and BMS to develop improved treatments for diseases of the central nervous system (CNS). Under its license and research agreement with BMS, AMRI will receive a milestone payment of $0.75 million, marking the fifth milestone payment in this ongoing collaboration.
  The filing of two new patent infringement lawsuits in U.S. District Court in New Jersey against Dr. Reddy’s Laboratories, Ltd., Dr. Reddy’s Laboratories, Inc. and Sandoz, Inc. (“the defendants”) for infringement of AMRI’s recently issued U.S. Patent Number 7,390,906 for the manufacturing process for the active ingredient in sanofi-aventis’s Allegra® and Allegra®D drug products.
  The dedication and grand opening of a new AMRI research and development facility in Bothell, WA. AMRI leased 44,000 square feet of R&D space with an option to lease an additional 44,000 square feet to accommodate future anticipated expansion of the site. The company received over $400,000 in grant reimbursements from the State of Washington as well as local energy providers Puget Sound Energy and SnoPUD.

Third Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EST on Monday, November 9, 2009 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-466-4587 (domestic calls) or 719-325-2352 (international calls) at 9:45 a.m. EST and entering passcode 7298934. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the fourth quarter and full year 2009, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2009 Financial Guidance Update,” statements regarding the strength of the company's business and prospects, statements concerning the expected nomination of pre-clinical candidates in certain of the company’s programs, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 13, 2009, and the company's other SEC filings. Revenue and other earnings related to guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of (loss) income from operations, net income and earnings per diluted share adjusted to exclude certain restructuring charges and income tax adjustments in the 2009 and 2008 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of third quarter 2009 and 2008 reported income from operations, net income and earnings per diluted share to adjusted (loss) income from operations, adjusted net income and adjusted earnings per share:

Table 1
(Dollars in thousands, except per share data)
Non-GAAP Measures

	Third Quarter 2009	Third Quarter 2008	YTD September 30, 2009	YTD September 30, 2008
(Loss) income from operations, as reported	$(106)	$8,747	$2,874	$22,051
AMR Hungary restructuring	(20)	-	(35)	1,833
Amortization of contract intangible	-	-	-	220
(Loss) income from operations, as adjusted	$(126)	$8,747	$2,839	$24,104

Net income, as reported	$365	$7,003	$2,486	$17,419
AMR Hungary restructuring	(20)	-	(35)	1,833
Amortization of contract intangible	0	-	-	220
Income taxes	(842)	(1,195)	(842)	(2,835)
Net (loss) income, as adjusted	$(497)	$5,808	$1,609	$16,637

Earnings per diluted share, as reported	$0.01	$0.22	$0.08	$0.55
AMR Hungary restructuring	-	-	-	0.06
Amortization of contract intangible	-	-	-	-
Income taxes	(0.03)	(0.04)	(0.03)	(0.09)
(Loss) earnings per diluted share, as adjusted	$(0.02)	$0.18	$0.05	$0.52

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Contract revenue	$39,737	$54,142	$121,763	$145,841
Recurring royalties	7,929	5,723	27,239	21,529
Milestone revenue	-	1,500	4,000	5,500
Total revenue	47,666	61,365	153,002	172,870

Cost of contract revenue	33,885	38,759	107,224	108,518
Technology incentive award	790	568	2,815	2,224
Research and development	4,075	3,610	12,061	9,454
Selling, general and administrative	9,042	9,681	28,063	28,790
Restructuring	(20)	-	(35)	1,833
Total costs and expenses	47,772	52,618	150,128	150,819

(Loss) income from operations	(106)	8,747	2,874	22,051

Interest income, net	93	212	304	990
Other income (loss), net	98	536	(91)	685

Income before income tax expense	85	9,495	3,087	23,726

Income tax (benefit) expense	(280)	2,492	601	6,307

Net income	$365	$7,003	$2,486	$17,419

Basic earnings per share	$0.01	$0.22	$0.08	$0.55

Diluted earnings per share	$0.01	$0.22	$0.08	$0.55

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

	September 30,	December 31,
(Dollars in thousands)	2009	2008

Cash, cash equivalents and marketable securities	$103,148	87,470
Accounts receivable, net	35,712	38,529
Royalty income receivable	7,249	6,670
Inventory	23,228	28,670
Total current assets	183,175	174,515
Property and equipment, net	169,559	167,502
Total assets	$399,733	390,684

Total current liabilities	32,863	33,822
Long-term debt, excluding current installments	13,212	13,482
Total liabilities	66,791	64,004
Total stockholders’ equity	332,942	326,680
Total liabilities and stockholders’ equity	$399,733	390,684

CONTACT:
Albany Molecular Research, Inc.
Investors –
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations
OR
Media –
Andrea Schulz, 518-512-2226
AMRI Corporate Communications